ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal First Quarter of 2014
- - -

BROKEN ARROW, Oklahoma, February 13, 2014 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three month period ended December 31, 2013.

Total revenue for the three months ended December 31, 2013 decreased 28% to $6.9 million compared with $9.6 million for the same period last year. New equipment sales were $4.3 million for the three months ended December 31, 2013 as compared with $5.6 million for the three months ended December 31, 2012.  Net refurbished equipment sales were $1.7 million for the three months ended December 31, 2013 as compared with $3.0 million for the same period last year. Sales of new and refurbished equipment were lower due to the equipment sales last year resulting from Hurricane Sandy and the continued decrease in plant expansions and bandwidth upgrades in the cable television industry.  Service revenue was decreased to $0.9 million for the three month period ended December 31, 2013 as compared with $1.0 million for the same period last year.

Net income for the three month period ended December 31, 2013 was $0.2 million, or $0.02 per diluted share, compared with $0.8 million, or $0.08 per diluted share, for the same period of 2012.  This decrease is primarily as a result of lower total revenue and sales last year of certain refurbished equipment purchased at significant discounts.

On January 31, 2014, ADDvantage Technologies entered into an agreement to sell the majority of the net assets and operations of Adams Global Communications (AGC) to Adams Cable Equipment (ACE) for approximately $2.0 million in cash. As part of the sales agreement, ADDvantage retains their existing relationship with ARRIS, as well as $0.9 million of headend and access and transport inventory.  In addition, ADDvantage will retain the Adams Global Communications facility, which we intend to sell in the future.

David Humphrey, President and CEO, commented, “The results for the quarter are disappointing and reflect our need to continue to move forward with our growth strategy.  We are focused on realigning our business in an effort to address the general cable television (CATV) equipment industry, which has experienced a downturn over the past several years. This strategy entails making enhancements to our sales team in order to promote a more cohesive sharing of customer information between each of our subsidiaries’ teams, identifying additional product offerings to sell to our customer base, as well as identifying segments within our business that do not fit within our core competencies or long-term growth strategy, which ultimately included selling the majority of AGC.

“We elected to sell AGC as we determined that AGC did not fit within our core cable television equipment distribution business of selling new and used headend and access and transport CATV equipment, nor was it performing to our expectations.  In addition, we continue to evaluate acquisition opportunities to expand into the broader telecommunications industry, which we believe will allow us to generate additional growth opportunities and help diversify our business outside of the CATV industry,” concluded Mr. Humphrey.

Earnings Conference Call
As previously announced, the Company will host a conference call on Thursday, February 13, 2014, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-438-5519 (domestic) or 719-325-2455 (international). All dial-in participants must use the following code to access the call: 8130579. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 27, 2014 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 8130579. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers in the industry, including Cisco and ARRIS (acquired Motorola Home), as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries and ComTech Services. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2013	2012
Sales:
Net new sales income	$4,279,785	$5,598,898
Net refurbished sales income	1,733,579	3,013,217
Net service income	878,463	1,004,083
Total net sales	6,891,827	9,616,198
Cost of sales	4,786,140	6,470,370
Gross profit	2,105,687	3,145,828
Operating, selling, general and administrative expenses	1,832,967	1,853,530
Income from operations	272,720	1,292,298
Interest expense	5,983	6,881
Income before provision for income taxes	266,737	1,285,417
Provision for income taxes	101,000	488,000

Net income attributable to common shareholders	$165,737	$797,417

Earnings per share:
Basic	$0.02	$0.08
Diluted	$0.02	$0.08
Shares used in per share calculation:
Basic	9,998,480	10,185,026
Diluted	10,009,689	10,185,398

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2013 (unaudited)	September 30, 2013 (audited)
Assets
Current assets:
Cash and cash equivalents	$7,744,725	$8,366,657
Accounts receivable, net of allowance of $300,000	2,951,094	3,020,853
Income tax refund receivable	110,397	272,380
Inventories, net of allowance for excess and obsolete
inventory of $1,910,000 and $1,750,000, respectively	23,006,484	20,730,453
Prepaid expenses	117,129	122,283
Deferred income taxes	1,166,000	1,066,000
Total current assets	35,095,829	33,578,626

Property and equipment, at cost	11,930,701	11,929,327
Less accumulated depreciation and amortization	(4,049,872)	(3,963,444)
Net property and equipment	7,880,829	7,965,883

Other assets:
Goodwill	1,560,183	1,560,183
Other assets	11,428	11,428
Total other assets	1,571,611	1,571,611

Total assets	$44,548,269	$43,116,120

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,906,907	$1,308,869
Accrued expenses	588,390	934,856
Notes payable – current portion	184,008	184,008
Total current liabilities	3,679,305	2,427,733

Notes payable, less current portion	1,272,602	1,318,604
Deferred income taxes	240,000	193,000
Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,499,138 shares issued; and 9,998,480 shares outstanding	104,991	104,991
Paid in capital	(5,564,658)	(5,578,500)
Retained earnings	45,816,043	45,650,306
Total shareholders’ equity before treasury stock	40,356,376	40,176,797

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	39,356,362	39,176,783

Total liabilities and shareholders’ equity	$44,548,269	$43,116,120